CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of September 27, 2007, by and between INTERMEC, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.  NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I CREDIT TERMS

SECTION 1.1.  LINE OF CREDIT.

(a)  Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2012, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower’s working capital requirements and general corporate purposes.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 27, 2007 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)  Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and/or sight commercial letters of credit denominated in Dollars and Alternative Currencies for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit").  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion.  No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  The amount reserved for each Alternative Currency denominated Letter of Credit shall be the most recent Dollar Equivalent Amount of such Letter of Credit as determined at least once each calendar week.  Each Letter of Credit shall also be subject to the terms and conditions of that certain Amended and Restated Letter of Credit Agreement dated as of the date hereof between Bank and Borrower (as the same may be amended from time to time the “LC Agreement”), each application for the issuance of a Letter of Credit (an “LC Application”), and any related documents required by Bank in connection with the issuance thereof.  If the terms or conditions of the LC Agreement or any LC Application or any related document required by Bank in connection with the issuance of a Letter of Credit contradict any terms or conditions in this Agreement, the terms and conditions in this Agreement will control.  Each drawing paid under a Letter of Credit by Bank shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount so paid, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing and such interest.  Borrower hereby affirms its obligations to Bank in connection with standby letter of credit number NWS604166 previously issued by Bank for the account of Borrower and for the benefit of Pacific Employers Insurance Company and under the application for such letter of credit, which letter of credit is outstanding on the date hereof and shall be deemed included in the definition of Letter of Credit set forth herein and be subject to the terms hereof and the LC Agreement.

(c)  Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.  INTEREST/FEES.

(a)  Interest.  The outstanding principal balance of the Line of Credit shall bear interest, at the rate of interest set forth in the Line of Credit Note.  The amount of each drawing paid under any Letter of Credit shall be an advance under the Line of Credit and shall bear interest at the Prime Rate (as defined in the Line of Credit Note) from the date such drawing is paid to the date such amount is fully repaid by Borrower.

(b)  Computation and Payment.  LIBOR-based interest shall be computed on the basis of a 360-day year, actual days elapsed.  Prime Rate interest shall be computed on the basis of a 365 or 366-day year, as the case may be.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)  Letter of Credit Fees.  Letter of Credit Fees.  Borrower shall pay to Bank the following fees with respect to the Letters of Credit:  (i) Borrower will pay a commission fee on each standby Letter of Credit quarterly in arrears starting on the last Business Day of the quarter in which each such standby Letter of Credit is issued, and on the last Business Day of each quarter thereafter during the term of each such Letter of Credit, and ending on the date each such Letter of Credit expires, with such fee being equal to the Applicable Rate per annum (computed on the basis of a 360-day year, actual days elapsed) during each day of such full or partial quarterly payment period applied to the outstanding face amount of such Letter of Credit on each such day, (ii) Borrower will pay an issuance fee on each commercial Letter of Credit in advance on the date each commercial Letter of Credit is issued, increased and extended, with such fee being one eighth of one percent (0.125%), with a minimum of $175.00, applied to the outstanding face amount of each commercial Letter of Credit on the date it is issued and extended and on the amount of any increase in a commercial Letter of Credit on the date it is increased; with the understanding that no such commercial Letter of Credit fee shall be refunded to Borrower if a commercial Letter of Credit’s initially scheduled or later extended expiration date is moved forward by amendment or cancellation or if such commercial Letter of Credit is fully or partially drawn down before its initially scheduled or later extended expiration date, (iii) Borrower will pay fees upon the handling and processing of each drawing under any Letter of Credit, and (iv) Borrower will pay fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, any amendment, assignment of drawing proceeds, transfer of drawing rights, or cancellation of any Letter of Credit), which fees, in the case of clauses (iii) and (iv) of this Section 1.2(c), will be determined in accordance with Bank's standard fees and charges then in effect for such activity.

(d)  Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to the Applicable Rate per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) Business Days of Borrower’s receipt of Bank’s invoice.

SECTION 1.3.  GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by each of the following Subsidiaries of Borrower: Intermec IP Corp., Intermec Technologies Corporation, and Intermec Technologies Manufacturing, LLC (each of the foregoing, and each Subsidiary that hereafter becomes a guarantor of Borrower’s obligations to Bank, a “Subsidiary Guarantor”), as evidenced by and subject to the terms of the applicable Continuing Guaranty executed by such Subsidiary in favor of Bank dated as of the date hereof (or the subsequent date as of which such Subsidiary becomes a Subsidiary Guarantor).

SECTION 1.4.  CERTAIN DEFINED TERMS.

“Alternative Currency” means any currency, other than Dollars routinely offered by Bank to its commercial customers.

“Applicable Rate,” on the date hereof, means with respect to LIBOR-based advances and standby Letters of Credit, 0.60%, with respect to Prime Rate advances, -1.00%, and with respect to the Unused Fee 0.125%.  Bank shall adjust the Applicable Rate on a quarterly basis, subject to the paragraph immediately following the grid below, commencing with the financial statements for Borrower's fiscal quarter ending March 31, 2008, if required to reflect a change in Borrower's ratio of Total Funded Debt to EBITDA (as defined in Section 4.9(b)), in accordance with the following grid:

Total Funded Debt to EBITDA	“Applicable Rate” LIBOR and standby Letters of Credit	“Applicable Rate” Prime Rate	“Applicable Rate” Unused Fee
1.5 to 1.0 or greater	1.0%	-0.25%	0.20%
1.0 to 1.0 or greater but less than 1.5 to 1.0	0.875%	-0.50%	0.175%
0.50 to 1.0 or greater but less than 1.0 to 1.0	0.75%	-0.75%	0.15%
less than 0.50 to 1.0	0.60%	-1.00%	0.125%

Each quarterly adjustment shall be effective on the first Business Day of month following the month during which Bank receives Borrower's most current fiscal quarter-end financial statements contained in Borrower’s 10K or 10Q report filed with the Securities and Exchange Commission (“SEC”).

“Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Dollars” and the symbol “$” means lawful money of the United States.

                “Dollar Equivalent Amount” means, at any time, with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the current rate quoted by the Bank for the immediate purchase and settlement of an Alternative Currency (determined in respect of the most recent Revaluation Date); provided, however, that if on any Revaluation Date Borrower is party to a currency hedge agreement with Bank applicable to the relevant Alternative Currency, and the term of such hedge agreement expires on or after the next Revaluation Date, the Dollar Equivalent Amount with respect to such Alternative Currency shall be equal to the hedged rate reflected in such currency hedge agreement.

“LIBOR” has the meaning defined in the Line of Credit Note.

   “Loan Documents” means this Agreement, the LC Agreement, the LC Applications, and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith.

   “Material Adverse Effect” means (a) a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of Borrower’s ability to repay its obligations to Bank, (c) a material adverse effect on the legality, validity or enforceability of this Agreement or the other Loan Documents.

   “Other Assets” means all assets now owned or hereafter acquired by Borrower or any of its Subsidiaries, excluding Restricted Assets.

   “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens described on Schedule 1 attached hereto and incorporated herein by reference, (b) liens for taxes, assessments and governmental charges or levies not yet due and payable; (c) liens imposed by law, such as materialmen’s, mechanics, carriers, landlord’s, workmen’s and repairmen’s liens and other similar common law and statutory liens arising in the ordinary course of Borrower’s business securing obligations that are not overdue for a period of more than 30 days; (d) pledges or deposits to secure obligations unemployment insurance, under workers’ compensation, labor or pension laws or similar legislation or to secure public or statutory obligations; (e) zoning or deed restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) purchase money liens or capital leases on assets acquired by Borrower or any Subsidiary in the ordinary course of business provided that each such lien attaches to the acquired property concurrently with its acquisition and the principal amount of all indebtedness secured by such purchase money liens shall not exceed at any time in the aggregate $(20,000,000.00); (g) any lien which arises in connection with judgments or attachments (i) the occurrence of which does not constitute an Event of Default and (ii) the execution or other enforcement of such lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (h) deposits or cash pledges securing performance of contracts, bids, tenders, leases, statutory obligations, surety and appeal bonds (other than contracts for the payment of indebtedness for borrowed money) arising in the ordinary course of business; (i) any transfer of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business; and (j) liens for security deposits to secure the performance of operating leases and deposits received from customers, in each case, in the ordinary course of business.

   “Prime Rate” has the meaning defined in the Line of Credit Note.

   “Responsible Officer” means, with respect to Borrower or any Subsidiary Guarantor, the president, chief executive officer, chief financial officer or the treasurer of Borrower, or such Subsidiary Guarantor, as applicable.

   “Restricted Assets” means all accounts receivable, inventory and intellectual property now owned or hereafter acquired by Borrower or any Subsidiary Guarantor.

“Revaluation Date” means each of the following: (a) with respect to any Letter of Credit denominated in an Alternative Currency, the date on which such Letter of Credit is issued, each date on which such Letter of Credit is increased or decreased, and the first Business Day of each week thereafter while such Letter of Credit is outstanding, and (b) such additional dates as Bank may determine during the continuance of an Event of Default.

“Subsidiary” means, in respect of Borrower, a corporation or other business entity the shares (or other equity interests) constituting a majority of the outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) of which are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by such entity or another subsidiary of such entity or any combination of the foregoing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.  LEGAL STATUS.  Borrower and each Subsidiary is duly organized and existing and in good standing under the laws of its respective jurisdiction of organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

SECTION 2.2.  AUTHORIZATION AND VALIDITY.  The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the Subsidiary Guarantor that executes the same, enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principals, whether enforcement is sought by proceedings in equity or at law.

SECTION 2.3.  NO VIOLATION.  The execution, delivery and performance by Borrower or a Subsidiary Guarantor, as applicable, of each of the Loan Documents executed by such party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws or other operative formation or governing documents of Borrower or such Subsidiaries, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any such Subsidiary is a party or by which Borrower or any such Subsidiary may be bound, except, in each case, where such violation, contravention, breach or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.4.  LITIGATION.  Except as set forth Schedule 2.4, there are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings against Borrower or any Subsidiary by or before any governmental authority, arbitrator, court or administrative agency, which, in each case, are expected, in the reasonable judgment of the Borrower, to have a Material Adverse Effect.

SECTION 2.5.  CORRECTNESS OF FINANCIAL STATEMENT.  The annual consolidated financial statement of Borrower dated December 31, 2006, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) present fairly in all material respects the financial condition of Borrower and its Subsidiaries on a consolidated basis, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied, subject, in the case of unaudited financial statements to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure required in accordance with GAAP.  Since the dates of such financial statements there has been no Material Adverse Effect.

SECTION 2.6.  INCOME TAX RETURNS.  Borrower has no knowledge of any pending material assessments or adjustments of its or any Subsidiary Guarantor’s income tax payable with respect to any year.

SECTION 2.7.  NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower's or any Subsidiary Guarantor’s obligations subject to this Agreement or any other Loan Document to any other obligation of Borrower or any Subsidiary Guarantor.

SECTION 2.8.  PERMITS, FRANCHISES.  Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except, where failure to possess the same individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.9.  ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) with respect to each Plan (as defined below), Borrower and each Subsidiary is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); (ii) Borrower has not violated any provision of any defined benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a "Plan"); (iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement is waived, a “Reportable Event”) has occurred and is continuing with respect to any Plan; and (iv) Borrower and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan.

SECTION 2.10.  OTHER OBLIGATIONS.  Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except, where such defaults, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.11.  ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to Borrower’s execution of this Agreement, Borrower and each domestic Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or any such Subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, except for any noncompliance which, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result in a Material Adverse Effect.  None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE III
CONDITIONS

SECTION 3.1.  CONDITIONS OF INITIAL EXTENSION OF CREDIT.  Bank’s initial extension of any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction (or waiver) of all of the following conditions:

(a)  Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank's counsel.

(b)  Documentation.  Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement, the LC Agreement and the Line of Credit Note.
(ii)	Certificate of Incumbency from Borrower and each Subsidiary Guarantor.
(iii)	Corporate Resolution: Continuing Guaranty from each Subsidiary Guarantor that is a corporation.
(iv)	Corporate Resolution: Borrowing from Borrower.
(v)	Continuing Guaranty from each Subsidiary Guarantor existing as of the date hereof.
(vi)	Limited Liability Company Certificate: Continuing Guaranty from ITM, LLC.

(c)  Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower and its Subsidiaries (taken as a whole).

SECTION 3.2.  CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction (or waiver) of each of the following conditions:

(a)  Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall exist or have occurred and be continuing.

             (b)  Additional Letter of Credit Documentation.  Prior to the issuance of each Letter of Credit, Bank shall have received the LC Application for such Letter of Credit and any other Letter of Credit documents required by Bank, all properly completed and duly executed by Borrower.

(c)  No Material Adverse Change.  As of the date of the extension of credit, and before and after giving effect thereto, there shall have been no event which has had, or could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Subsidiary Guarantor (or, where indicated, each Subsidiary) to, unless Bank otherwise consents in writing:

SECTION 4.1.  PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.  ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time upon reasonable prior written notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any Subsidiary.

SECTION 4.3.  FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)  not later than 120 days after and as of the end of each fiscal year, an annual projection of budget of Borrower and its Subsidiaries;

(b)  not later than 120 days after and as of the end of each fiscal year, a 10K report filed with the Security Exchange Commission;

(c)  not later than 45 days after and as of the end of each fiscal quarter, a 10Q report filed with the Security Exchange Commission;

(d)  contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer or treasurer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, or if an Event of Default or Default exists, a description thereof;

(e)  from time to time such other information as Bank may reasonably request.

SECTION 4.4.  COMPLIANCE.  Except as could not reasonable be expected to have a Material Adverse Effect, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized and/or which govern Borrower's or any Subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Borrower’s Subsidiaries and/or their respective businesses.

SECTION 4.5.  INSURANCE.  Maintain and keep in force, for each business in which Borrower and each Subsidiary Guarantor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, with all such insurance carried with companies and in amounts consistent with those maintained by Borrower and the Subsidiary Guarantors on the date hereof with such changes as determined by Borrower in its reasonable business judgment subject to disclosure and approval of current insurance details/certificates, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.  FACILITIES.  Except as could not reasonable be expected to have a Material Adverse Effect, keep all material properties useful or necessary to Borrower's and each Subsidiary’s business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.  TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all material assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any Subsidiary Guarantor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any Subsidiary Guarantor has made provision for appropriate reserves in accordance with GAAP.

SECTION 4.8.  LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary that could have a Material Adverse Effect.

SECTION 4.9.  FINANCIAL CONDITION.  Maintain Borrower's consolidated financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending December 31, 2007:

(a)  Tangible Net Worth not less than $400,000,000, plus 75% of annual net income for the fiscal year 2008 and each fiscal year thereafter but with no deduction for net losses, plus 100% of net proceeds from equity issuance that occurs in fiscal year 2007 and then each fiscal quarter thereafter (other than stock issued to officers, directors or employees in respect of retirement or other similar plans, grants of stock appreciation, stock options, restricted stock or other similar rights), less 100% of Board approved treasury stock repurchases without limitation at each fiscal quarter end, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less the recorded net value of any intangible assets.  Board as used herein shall mean the Board of Directors of Borrower.

(b)  Total Funded Debt to EBITDA not greater than 3.0 to 1.0 through March 31, 2008 and not greater than 2.5 to 1.0 as of June 30, 2008 and each fiscal quarter end thereafter, determined on a rolling 4-quarter basis with "Funded Debt" defined as the sum of all obligations for borrowed money (including subordinated debt and the aggregate amounts available to be drawn under outstanding Letters of Credit) plus all capital lease obligations, and with "EBITDA" defined for such period as net income before tax for such period plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense for such period, plus any of the following for such period to the extent decreasing net income:  (i) any non-cash compensation expense recorded from grants of stock appreciation, stock options, restricted stock or other similar rights to officers, directors and other employees, (ii) any non-cash item or deduction recorded in accordance with any change in GAAP during or effective as of such period, (iii) any other non-cash item (other than any non cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period) and (iv) and (iv) extraordinary, non-recurring or one time expenses, losses or charges not to exceed $10,000,000.00 for such period.

         SECTION 4.10.  NOTICE TO BANK.  Promptly (but in no event more than five (5) days after a Responsible Officer of the Borrower or any Subsidiary Guarantor becomes aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default or (b) the occurrence and nature of any Reportable Event or prohibited transaction (as defined in Section 406 of ERISA) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Borrower or any Subsidiary Guarantor.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any Subsidiary Guarantor (or, with respect to Sections 5.1, each Subsidiary) to, without Bank's prior written consent:

SECTION 5.1.  USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.  MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity unless Borrower or a Subsidiary Guarantor is the surviving entity; dissolve unless after giving effect to such dissolution, substantially all of its assets are transferred directly or indirectly to Borrower or one or more other Subsidiary Guarantors; make any substantial change in the nature of Borrower's or any Subsidiary Guarantor’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary Guarantor’s assets except (a) in the ordinary course of such entities’ business, (b) obsolete, worn out, unnecessary or no longer used or useful in such Borrower’s or such Subsidiary Guarantor’s business, (c) other sales, leases, transfers or dispositions, on a consolidated basis, not to exceed $30,000,000.00 in the aggregate, (d) any sale, lease, transfer or other disposition to Borrower, any Subsidiary Guarantor or any domestic Subsidiary that concurrently becomes a Subsidiary Guarantor, and (e) Borrower and any Subsidiary Guarantor may transfer assets (including cash) not to exceed $30,000,000 in the aggregate to, or for the benefit of, any Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, in connection with dividends to Borrower from one or more of its foreign Subsidiaries (which transfer of assets may take the form of a contribution, repayment of debt or other transfer), provided that, after giving effect to all steps of the transaction, the net effect to Borrower and the Subsidiary Guarantors, taken as a whole, is a positive dividend.

SECTION 5.3.  GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary Guarantor as security for, any liabilities or obligations for borrowed money of any other person or entity, except in connection with indebtedness permitted hereunder.

SECTION 5.4.  LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to Borrower’s execution of this Agreement, the date hereof and (b) investments not to exceed $30,000,000.00 at any time outstanding in Subsidiaries that do not guaranty Borrower’s obligations to Bank, (c) equity in Subsidiaries existing on the date hereof and the capital contributions therein outstanding as of the date hereof; (d) capital contributions, loans or advances by Borrower or any Subsidiary Guarantor to any Subsidiary Guarantor or Borrower;  (e) notes or securities issued by a customer or supplier of Borrower or any Subsidiary Guarantor in connection with an bankruptcy, liquidation or other insolvency proceeding in respect of such customer or supplier; (f) purchasing the equity of any person in connection with an acquisition, provided that, such person shall promptly become a Subsidiary Guarantor to the extent that, (i) it is a domestic Subsidiary, and (ii) on a pro forma basis, such person would represent, or at any time after such acquisition represents (A) more than 10% of the EBITDA of the Company and its Subsidiaries for the four fiscal quarter period ended as of the end of the most recently ended fiscal quarter of the Company or (B) more than 10% of the Tangible Net Worth of the Company and its Subsidiaries; (h) U.S. Treasury notes or other U.S. Federal securities that have a maximum maturity for any single issue of not more than five years; (i) corporate bonds with minimum rating of A- by S&P or A3 by Moody’s; (j) taxable or tax-exempt municipal notes and bonds, with a minimum rating of A- by S&P or A3 by Moody’s (including any state, county, town, city, village, fire district, or school district, all revenue bonds, including but not limited to, water and sewer, highway, housing authorities, medical care agencies and project finance agencies and certification of participation bonds); (k)  Taxable Adjustable Rate Notes (TARNs) or auction rate securities; (l) commercial paper or banker’s acceptances rated A2 or higher by S&P or P2 or higher by Moody’s; (m) deposits, including Eurodollar denominated bank deposits; certificates of deposit; repurchase agreements or U.S. money market funds and (n) any loan, advance or investment permitted by Section 5.2.

SECTION 5.5.  PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien, excluding Permitted Liens and any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to Borrower’s execution of this Agreement, upon (a) any interest in any Restricted Assets, or (b) any Other Asset that secures indebtedness to any entity other than Bank in excess of $20,000,000.00 in principal amount at any time outstanding.  Nor shall Borrower or any Subsidiary Guarantor enter into any agreement or arrangement (other than (i) the Loan Documents, (ii) documents related to purchase money liens and capital leases permitted hereunder, and (iii) documents relating to indebtedness subordinated to the obligations hereunder, in the case of this clause (iii), pursuant to agreements acceptable to Bank in its reasonable discretion) that limits such entity’s ability to pledge assets, or grant, create, incur, assume or suffer to exist liens upon the assets of Restricted Assets of such entity.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.  The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)  Borrower or any Subsidiary Guarantor shall fail to pay when due any principal, or within five Business Days of when due any interest or fees or other amounts payable under any of the Loan Documents.

(b)  Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)  Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of ten (10) Business Days after notice from Bank.

(d)  Any default in the payment or performance of any obligation beyond any applicable grace period, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary Guarantor has incurred any debt or other liability to any person or entity, including Bank, with a singular or aggregate outstanding payment or performance obligation in excess of $30,000,000.00.

(e)  The filing of a notice of judgment lien against Borrower or any Subsidiary Guarantor; or the recording of any abstract of judgment against Borrower or any Subsidiary Guarantor in any county in which Borrower or such Subsidiary Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary Guarantor; or the entry of a judgment against Borrower or any Subsidiary Guarantor, in each case under this clause (e) where such lien, writ or judgment is in excess of $30,000,000.00, is not insured by an insurance carrier which has acknowledged coverage in the amount of the claim without any reservation of rights or which has been ordered by a court of competent jurisdiction to pay such claim, and the judgment shall is not satisfied, released, discharged, vacated, fully bonded or stayed within 60 days after such judgment, writ, attachment or similar proceeding is entered.

 (f)  Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition and either (i) such proceeding or petition shall continue undismissed for sixty (60) days or (ii) an order for relief or decree approving or ordering any of the foregoing shall be entered; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; provided, however, that any of the foregoing events is solely applicable to one or more Subsidiaries, it shall only be an Event of Default if such event could reasonably result in a Material Adverse Effect.

 (g)  Except as otherwise permitted herein, the dissolution or liquidation of Borrower or any Subsidiary Guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Subsidiary Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary Guarantor.

 (h)  The occurrence of any of the following:

                   (i)  an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 30% or more of either (i) the then outstanding shares of common stock of Borrower (the “Outstanding Borrower Common Shares”), or (ii) the combined voting power of the then outstanding voting securities of Borrower entitled to vote generally in the election of directors (the “Outstanding Borrower Voting Securities”); excluding, however, the following: (a) any acquisition directly from the Borrower of Outstanding Borrower Common Shares and Outstanding Borrower Voting Securities, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Borrower, (b) any acquisition by Borrower or any entity directly or indirectly controlled by Borrower, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Borrower or any entity directly or indirectly controlled by Borrower; and (d) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 6.1(h); or

               (ii)  individuals who, as of the date of this Agreement, constitute the Board of Directors of Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Incumbent Board; provided, however, that any individual who becomes a member of such Incumbent Board subsequent to the effective date of this agreement, whose election, or nomination for election by Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be so considered as a member of the Incumbent Board.

SECTION 6.2.  REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security, if any, for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party, if applicable, pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.  NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.  NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:            INTERMEC, INC.
6001 36th Avenue West
Everett, Washington 98203-1264
Attention: Treasury Department
Facsimile:

BANK:                       WELLS FARGO BANK, NATIONAL ASSOCIATION
205 108th Avenue Northeast, Suite 600
Bellevue, Washington 98004
Facsimile: (425) 450-8097
Attention: Relationship Manager

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.

SECTION 7.3.  COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.  Each party shall bear its own costs and expenses for the preparation, negotiation, execution and delivery of the Loan Documents executed in connection with the initial closing the Line of Credit.

SECTION 7.4.  SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents; provided, that as long as no Event of Default has occurred and is continuing, Bank’s rights to sell, assign or transfer, but not participate, its rights as provided in this sentence shall be subject to Borrower’s reasonable consent (which consent shall not be unreasonably withheld or delayed).  In connection therewith, Bank may disclose to any potential transferee or participant that agrees to comply with the confidentiality provisions set forth in Section 7.5, all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary or the business of such Subsidiary, or any collateral required hereunder, if any.

SECTION 7.5.  CONFIDENTIALITY.  Bank hereby agrees to use commercially reasonable efforts to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with customary procedures for handling confidential information of this nature and in accordance with Bank’s customary practices; except that any such confidential information may be disclosed: (i)  if required by subpoena or similar order of any court of competent jurisdiction, (ii)  if required to be disclosed to any regulatory or administrative governmental agency or commission having any regulatory authority over Bank, (iii) to any other party to this Agreement, (iv) to any affiliate of Bank so long as such affiliate agrees to be bound by the provisions of this Section 7.5 prior to the time of such disclosure, (v) to any prospective transferee or participant so long as such person agrees to be bound by the provisions of this Section 7.5 prior to the time of such disclosure, (vi) to any person if such information shall have been already publicly disclosed (other than as a result of disclosure by Bank or any other person bound by a confidentiality agreement with Borrower or any of its Subsidiaries known to Bank), (vii) in connection with the preparation, negotiation or administration or enforcement of this Agreement or the exercise of any right or remedy under this Agreement, to the counsel, auditors, professional advisors and consultants, and accountants to Bank and (viii) if required in connection with any legal proceedings instituted by or against Bank.

SECTION 7.6.  ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.7.  NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.8.  TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9.   SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.12.  ARBITRATION.

             (a)  Arbitration.  Any claim, dispute or controversy between or among the parties to this Agreement (including their respective employees, officers, directors, attorneys, and other agents), that in any way arises out of or relates to (i) any credit subject to this Agreement, (ii) any of the Loan Documents and/or their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (iii) any requests for additional credit, shall, upon demand by any party to this Agreement, be submitted to final, binding and confidential arbitration before the American Arbitration Association (“AAA”) or such other administrator to which the parties may mutually agree.  (For ease of reference only, and without limitation, all further references to the arbitration administrator shall be to the “AAA.”)

             (b)  Governing Rules.  Any arbitration proceeding initiated pursuant to this Agreement shall, unless otherwise agreed by the parties to the arbitration, (i) take place in California, in a location selected by the arbitrator; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, in accordance with its optional procedures for large, complex commercial disputes.  (The optional procedures for large, complex commercial disputes are referred to herein, as applicable, as the “Rules”.)  In the event of any conflict between the terms or procedures of this Agreement and the Rules, the terms and procedures herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by another party shall bear all costs and expenses (including attorneys’ fees) incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

             (c)  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  This arbitration provision shall not limit the right of any party to (i) foreclose against real or personal property collateral if any; (ii) exercise self-help remedies relating to collateral if any or proceeds of collateral if any such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

             (d)  Arbitrator Qualifications and Powers.  Any claim, dispute or controversy subject to arbitration hereunder in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator who shall be selected according to the Rules, and who shall not render an award of more than $5,000,000.00 (exclusive of fees and costs).  Any claim, dispute or controversy subject to arbitration hereunder in which the amount in controversy exceeds $5,000,000.00 shall be decided by a panel of three arbitrators (and by at least a majority of the three-member panel).  In cases in which a three-member panel is required, all three arbitrators must participate in all hearings and deliberations.  Any arbitrator selected pursuant to this Agreement must be an attorney licensed to practice in the State of California, or a retired judge of the state or federal courts within the State of California, in the case of an attorney, with no less than ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  If arbitrability is disputed, then the arbitrator(s) shall determine whether an issue is arbitrable and in all cases shall give effect to the statutes of limitation in adjudicating any claim.  The arbitrator(s) shall, with or without oral argument (at his, her or their discretion), rule upon any motions to dismiss (or demurrers) or motions for summary adjudication or summary judgment.  The arbitrator(s) shall resolve all disputes in accordance with the substantive law of California, and may grant any remedy or relief that a state or federal court within California could grant within the scope hereof, and such ancillary relief as is necessary to make effective any award.  The arbitrator(s) may impose sanctions, award fees and costs to any prevailing party, and take such other action as may be necessary in the interest of justice to the extent that a court may do so pursuant to the Federal Rules of Civil Procedure, the California Code of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

             (e)  Discovery.  Discovery shall be permitted in accordance with the Rules.  All discovery shall be limited to matters directly relevant to the dispute being arbitrated and must, absent an agreement by the parties or by order of the arbitrator(s) for good cause shown, be completed no later than 20 days before the hearing.  All discovery disputes shall be subject to final resolution by the arbitrator(s).  The procedure for submitting discovery disputes to the arbitrator(s) for resolution shall be determined by the arbitrator(s).

             (f)  Class Proceedings and Consolidations.  No party hereto may join or consolidate disputes by or against any other person or entity in any arbitration proceeding initiated under this Agreement, except for Subsidiary Guarantors, or to include in any arbitration hereunder any dispute as a representative or member of a class, or to act in any arbitration hereunder in the interest of the general public or in a private attorney general capacity.

             (i)  Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrator(s) and the parties shall take all steps necessary to conclude any arbitration proceeding initiated under this Agreement within 180 days of the filing of the arbitration demand.  No arbitrator or other party to the arbitration proceeding may disclose the fact or subject matter of the arbitration proceeding, or the content or results thereof, except for disclosures of information by a party required in the course of the arbitration, or in the ordinary course of its business, or by any applicable law or regulation.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

             (i)  Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

INTERMEC, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Kenneth L. Cohen Kenneth L. Cohen, Vice President/ Treasurer/Tax By: /s/ Lanny H. Michael Lanny H. Michael, Chief Financial Officer	By: /s/ Gloria M. Nemecheck Gloria M. Nemechek, Vice President